Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Continued Profitability for the
Three Months and Year Ended

December 31, 2012

GEORGETOWN, MASSACHUSETTS, January 31, 2013 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended December 31, 2012 of $416,000, or $.23 per basic and diluted share, compared to net income of $415,000, or $.22 per basic and diluted share, for the three months ended December 31, 2011. Net income for the year ended December 31, 2012 was $948,000, or $.51 per basic and diluted share, compared to net income of $1.0 million, or $.53 per basic and diluted share, for the year ended December 31, 2011.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased with the progress made during the quarter ended December 31, 2012 in several areas. While we had a record level of mortgage banking income, driven by the low rate environment, we also continued to successfully expand the geographic footprint of our mortgage origination staff. We expect this expansion to mitigate the impact of the mortgage market’s eventual shift from a refinancing market to a purchase market. Our asset quality improved during the quarter as non-performing assets declined from 1.94% of total assets at September 30, 2012 to 1.59% at December 31, 2012. Despite the continued sluggish economic environment, we have been successful in generating $5.7 million in net commercial loan growth for the quarter ended December 31, 2012 and have a significant commercial loan pipeline. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$211,602	$199,375
Cash and cash equivalents	6,789	19,083
Loans receivable, net	180,599	161,120
Allowance for loan losses	1,780	1,824
Investment securities (1)	9,778	6,496
Deposits	154,439	151,085
Borrowings	23,600	25,694

Total stockholders’ equity	30,563	20,329
Stockholders’ equity to total assets at end of period	14.44%	10.20%
Total shares outstanding	1,940,302	2,680,455

Asset Quality Data:
Total non-performing loans	$3,175	$3,133
Other real estate owned	203	30
Total non-performing assets	3,378	3,163
Non-performing loans to total loans	1.74%	1.92%
Non-performing assets to total assets	1.60%	1.59%
Allowance for loan losses to non-performing loans	56.06%	58.22%
Allowance for loan losses to total loans	0.98%	1.12%
Loans charged off	$386	$788
Recoveries on loans previously charged off	142	12

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,288	$2,558	$9,045	$10,705
Interest expense	360	519	1,688	2,416
Net interest income	1,928	2,039	7,357	8,289
Provision for loan losses	38	124	200	949
Net interest income after provision for loan losses	1,890	1,915	7,157	7,340
Non-interest income	785	363	2,013	990
Non-interest expense	1,995	1,606	7,663	6,736
Income before income taxes	680	672	1,507	1,594
Income tax provision	264	257	559	583
Net income	$416	$415	$948	$1,011

Net income per share: basic (2)	$0.23	$0.22	$0.51	$0.53
Net income per share: diluted (2)	$0.23	$0.22	$0.51	$0.53

Performance Ratios:
Return on average assets	0.80%	0.85%	0.46%	0.51%
Return on average equity	5.53%	8.33%	3.80%	5.14%
Interest rate spread	3.68%	4.24%	3.57%	4.18%
Net interest margin	3.86%	4.43%	3.75%	4.39%
Efficiency ratio (3)	73.55%	66.84%	81.79%	72.59%
Non-interest expense to average total assets	3.83%	3.27%	3.73%	3.37%

(1) Does not include Federal Home Loan Bank Stock of $2.9 million.

(2) 2011 adjusted to reflect 0.72014 exchange ratio in connection with second-step conversion completed July 11, 2012.

(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the final Prospectus filed in connection with our second-step conversion and Current Reports on Form 8-K.

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